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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2005, except for the restatement described in Note 16 to the consolidated financial statements and the matter described in the second, third and fourth paragraphs of Management's Report on Internal Control Over Financial Reporting, both of which appear in SEMCO Energy Inc.'s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004 as to which our report is dated May 6, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP
Detroit, Michigan
May 26, 2005